Exhibit 10.1
CONFIDENTIAL
To:    Davide Molho
From:    Jim Foster
Date:    August 1, 2018 (Revised on August 28, 2018)
Subject:    Separation Agreement

The purpose of this memorandum (“Memorandum”) is to formally advise you of a decision by Charles River Laboratories (the “Company”) to terminate your employment without cause and due to a position elimination pursuant to the terms of the 2010 Charles River Corporate Officer Separation Plan (the “Plan”), a copy of which is attached for your reference. This Memorandum is delivered pursuant to Section 11.0 of the Plan, and provides you with formal written notice that, subject to your execution of the letter agreement dated August 1, 2018 (the “Letter Agreement”) delivered in conjunction with this notification, your employment with the Company will terminate effective today, August 2, 2018 (the “Separation Date”). Should you become deceased before all benefits hereunder are paid and/or provided to you, all such payments and/or benefits shall be made to your estate.

You will be entitled to twenty-four (24) months of severance based upon your regular base pay, which will not be subject to mitigation per Section 3.0 of the Plan (“Severance Pay”). Such Severance Pay will be paid to you in accordance with the Company’s regular payroll practices. However, Severance Pay will cease if you do not adhere to the terms and conditions of the Letter Agreement and the Plan.

Beginning on the date immediately following the Separation Date, the Company will pay you an amount equal to your current base salary, on a bi‑weekly basis, for a period of twenty-four (24) months, subject to the terms and conditions of the Plan (including, without limitation, the provisions of Section 9.1 relating to non-competition and non-solicitation but excluding being subject to mitigation under Section 3.0), so long as you continue to meet the respective terms of the Letter Agreement and the Plan. Notwithstanding anything in the Plan to the contrary and except as specifically noted in the Letter Agreement or in specific plans, you agree that any Company‑provided 401(k) plan or in any short‑term disability, long‑term disability, life or accidental death insurance, deferred compensation, or similar programs will cease on the Separation Date.

If you participated in the Company’s group medical and/or dental plans prior to the date of this Agreement, the Company will continue your coverage at the applicable employee contribution rate for plan participants through the period in which you are eligible to receive Severance Pay (the “Severance Period”). Following the termination or expiration of the Severance Period, you will have 18 months of COBRA eligibility, with the opportunity to continue to participate in any such medical and dental plans through the end of your

251 Ballardvale Street, Wilmington, Massachusetts 01887 • 781.222.6000 • Fax: 978.988.5665 • www.criver.com

COBRA eligibility period at your sole expense. In the event of any increases in employee contribution rates during the Severance Period or in coverage rates during the 18‑month COBRA period referenced above, you will be required to bear the expense of any such increases. Information regarding your ability to continue your medical and dental insurance coverage following your severance period will be provided to you in the coming weeks. You will continue to participate in the MGH Executive Physical Program at the Company’s expense during the Severance Period.

The Company will provide Executive Outplacement Services to you at an established outplacement organization of your choice and reasonably acceptable to the Company. Outplacement services are capped at an amount not to exceed the lesser of 15% of your annualized pay or $75,000, as detailed in Section 6.1 of the Plan. You also are permitted to use all or any portion of this amount to enroll in a Harvard Business School (“HBS”) Advanced Management Program class, or a similar education class at HBS or elsewhere.

You have also been advised that those stock options and/or restricted stock awards granted to you by the Company which have not vested or for which restrictions have not lapsed will, as of the Separation Date, be forfeited pursuant to the terms of the underlying plan. You have three (3) months from the Separation Date in which to exercise any options which are fully vested as of the Separation Date. Notwithstanding the foregoing, the Company has established certain terms and conditions in the Letter Agreement which would allow you to receive 100% of your calculated stock award amount under the Performance Share Unit Award Agreement between you and the Company dated February 26, 2016.

Excluding all computer(s), tablets, computer accessories, pager(s), cellular phone(s), and cellular telephone numbers (all of which shall become your personal property (“Personal Property”)) as of the Separation Date, you are obligated to return all Company property and equipment in your possession or control upon the termination of your employment, including, but not limited to:, entry cards, identification badges and keys, customer information, customer lists, employee lists, correspondence, proposals, reports, files, notes, contracts, drawings, records, business plans, financial information, specifications, computer‑recorded information, software, tangible property, credit cards, calling cards, corporate credit cards, the Employee Handbook, Company brand books and any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof). You also agree to leave intact all electronic Company documents, including without limitation those which you developed or helped develop during your employment. You further agree to cooperate in canceling all accounts for your benefit (if any) in the Company’s name including, but not limited to credit cards, telephone charge cards, cellular phone accounts, pager accounts and computer accounts. The Company agrees to take all reasonable efforts to transfer all Personal Property to you.

The Company has reminded you of the duties and obligations regarding your conduct following the Separation Date contained in the Non-Disclosure, Non-Solicitation and Non-Competition Agreement which you previously executed, which has been modified by an amendment of even date herewith, and which is appended

251 Ballardvale Street, Wilmington, Massachusetts 01887 • 781.222.6000 • Fax: 978.988.5665 • www.criver.com to this Memorandum as Attachment I, and respectfully asks you to be mindful of those duties and obligations, since they are a significant and material inducement for the Company to enter into this separation agreement.

We trust that you will approach this necessary business decision and the transition of your current responsibilities with a high level of professionalism and we will work cooperatively with you to address any specific challenges and concerns as they arise.

Very truly yours,

/s/ David P. Johst
David P. Johst
Corporate Executive Vice President, General Counsel & CAO

Attachments

Receipt Acknowledged:

/s/ Dr. Davide A. Molho
Dr. Davide A. Molho

August 28, 2018
Date

251 Ballardvale Street, Wilmington, Massachusetts 01887 • 781.222.6000 • Fax: 978.988.5665 • www.criver.com

Amendment 1
to
Non-Disclosure, Non-Solicitation and Non-Competition Agreement

Reference is made to that certain Non-Disclosure, Non-Solicitation and Non-Competition Agreement dated May 18, 2009 (the “Agreement”) between Charles River Laboratories International, Inc. (the “Company”) and Dr. Davide A. Molho (“the Undersigned”). Unless otherwise defined herein, all defined terms in this Amendment 1 shall have the respective meanings attributed to them in the Agreement.

WHEREAS, in connection with his promotion to a senior officer position in the Company, the Undersigned entered into the Agreement whereby he agreed to certain restrictions and constraints relating to engaging in certain post-employment activities competitive with the Company’s business interests;

WHEREAS, the Undersigned has requested that the Company modify those restrictions and constraints in exchange for, among other things and without limitation, a waiver and release of claims and liabilities as set forth in a letter agreement of even date herewith between the Undersigned and the Company (the “Letter Agreement”); and

WHEREAS, the Company is willing to accommodate this request in exchange for the Undersigned’s execution of the above-referenced Letter Agreement and strict adherence to this Agreement as modified by this Amendment 1.

NOW THEREFORE, in return for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree to the following:

1.Section 5 of the Agreement is amended by deleting the third sentence of this section in its entirety and replacing it with the following:

“Accordingly, as a material inducement for the Company to promote you, and in order to protect the Company’s Confidential Information and good will and to protect its employee and customer relations and maintain a stable workforce, you agree that (i) in the case of Sections 5(a) and 5(c), during the time you are employed by the Company and for a period of twenty-four (24) months after the expiration of the 7-day revocation period referenced in the Letter Agreement and (ii) in the case of Section 5(b), during the time you are employed by the Company and for a period of twelve (12) months after the expiration of the 7-day revocation period referenced in the Letter Agreement (in each case, the “Restriction Period”), you shall not, directly or indirectly, without the prior written consent of the Company:”

2.Section 5(b) of the Agreement is hereby deleted in its entirety and is replaced by the following:

“(1) render services as an employee, consultant, director, partner or otherwise to any of the companies listed on Exhibit I to this Amendment 1 (the “Primary Competitors”) or any division, subsidiary or subgroup of any of the Primary Competitors; or”

251 Ballardvale Street, Wilmington, Massachusetts 01887 • 781.222.6000 • Fax: 978.988.5665 • www.criver.com

3.Section 5 of the Agreement is further amended by adding a new subparagraph (d) which reads as follows:

“(d) Nothing contained in this Section 5 will preclude the Undersigned from being employed by a company that shares a common parent entity with the Primary Competitors so long as the undersigned is not involved in any oversight or activities with the Primary Competitors.”

4.Except as expressly modified by this Amendment 1, the Agreement is unchanged and remains in full force and effect.

AGREED TO as of this 28th day of August, 2018.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
By: /s/ David P. Johst
David P. Johst Corporate Executive Vice President, General Counsel & CAO
/s/ Dr. Davide A. Molho
Dr. Davide A. Molho

251 Ballardvale Street, Wilmington, Massachusetts 01887 • 781.222.6000 • Fax: 978.988.5665 • www.criver.com